Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	PHIL SMITH
Monday October 20, 2003		Chairman of the Board
TASER International, Inc.
(480) 905-2005

TASER International, Inc. Reports Record New Orders, Revenue, EPS and Cash Growth

Company achieves 216% growth in quarterly net sales, $6.1 million of new orders, $0.36 basic earnings per share, and significant growth in cash on hand as of September 30, 2003.

SCOTTSDALE, AZ, October 20, 2003 — TASER International, Inc. (Nasdaq: TASR and TASRW) today reported record third quarter and year-to-date financial results. Although the third quarter has traditionally been the Company’s weakest quarter, due to budget cycles and seasonality, the Company reported record revenue of $6.1 million for the quarter ended September 30, 2003, a 216% increase over net sales of $1.9 million in the third quarter of 2002. In addition to the $6.1 million of net sales shipped in the third quarter, the Company received an additional $1.7 million of orders which are scheduled to ship in the fourth quarter of 2003. The increase in net sales resulted in net income of $1.1 million for the three months ended September 30, 2003, with basic and diluted earnings per share of $0.36 and $0.25 respectively. Year-to–date net sales increased 94.7% to $13.7 million, from the $7.0 million reported for the nine months ended September 30, 2002. The increase in year-to-date sales resulted in net income of $1.7 million for the nine months ended September 30, 2003, with basic and diluted earnings per share of $0.58 and $0.40. The net sales and earnings per share calculations reported for the nine months ended September 30, 2003, do not include $449,000 of deferred revenue generated in the second and third quarters of 2003. This deferred revenue is the result of a trade-in program allowing police departments within the United States who purchase the ADVANCED TASER M26 weapons in the six month period ending December 31, 2003 to trade the units into the Company toward the purchase of the new TASER X26 product. The $449,000 will be recognized into income at the conclusion of the trade-in period on December 31, 2003.

“We are excited about our revenue and earnings growth. We attribute our continued success to the growing market acceptance of our conducted energy weapons, both in the United States and abroad. Within the United States, we now have more than 3,500 law enforcement agencies deploying our TASER weapons, with 318 departments committing to deploy one TASER brand weapon for each of the line level officers. This is an increase of 754 new departments added to our customer base in the three months ended September 30, 2003. We are also seeing expanding trends toward international deployment. With the United Kingdom and Australia now well into their successful trials of the ADVANCED TASER M26, and new interest from other countries spanning Europe and Asia, we anticipate international deployments will contribute more significantly to our forthcoming sales”, stated Rick Smith, CEO of TASER International Inc.

Smith continued by saying, “We are also very proud of the fact that the United States Military has begun deployment of TASER brand weapons around the globe. On September 30, 2003 the United States Congress approved Defense Appropriations Funding Bill for 2004, which allocated $1.0 million toward purchases of TASER weapons by the United States Army. These funds are the first step in appropriating funds for our weapons for military use, and allow the Army to use government funding to outfit their soldiers in the field,” continued Smith.

“As our net sales continue to grow from new agencies and markets adopting our weapon platforms, we remain focussed on expense reductions and improvement to our manufacturing processes. During the third quarter of 2003, we saw our gross margins increase to 57.4%, 6.0% higher than the same period last year. Year–to-date, gross margins have improved 2% to 56.8%, from the 54.7% in reported in 2002. This improvement over the same period last year was after the expensing of engineering costs and production fallout generated during the final stages of our X26 product launch,” continued Smith.

“We are also pleased to see our cash balance and working capital growing to support our future activities,” said Smith. “During the third quarter of 2003, we generated $1.7 million dollars from operating activities, and $3.1 million dollars through financing activities. Specifically, $1.1 million of the cash was generated through net income, $2.8 million was generated through underwriter and public warrant exercises, and $357,000 was generated through stock option exercises. In addition to the quarter’s cash inflows, approximately 550,000 warrants issued during the Company’s initial public offering were exercised in the first two weeks of October, bringing our cash balances to more than $12.0 million as of October 10, 2003. This increase in cash reserves strengthens our ability to grow the business, and to meet the challenges of ramping manufacturing and sales operations to support our expanding market penetration, and to develop new technologies to maintain our position as the leader in advanced less-lethal weapons.”

Smith concluded by stating “Now with three quarters of operating performance behind us in 2003, we expect to achieve net sales of $20.0 million for the year, up from our original 2003 guidance of $13.0 to $15.0 million. In addition, we are hoping to close the year with earnings per basic share of $1.00. We have made this projection based upon the assumption that our weighted average basic share count will not exceed 3.2 million shares, and that we incur no additional financing costs in converting public warrants. If we achieve our expected results for the year, that will permit TASER International, Inc. to call the public warrants following our year-end audit. This will be a major milestone for our Company, and we are very proud of the operating results to date.”

About TASER International, Inc.

TASER International, Inc. (NASDAQ: TASR) provides advanced less-lethal weapons for use in the law enforcement, private security and personal defense markets. Our flagship ADVANCED TASER® product has reduced officer injuries by over 80% in the Orange County (FL) Sheriff’s Office, and reduced suspect injuries by over 72% in the Phoenix (AZ) Police Department. The ADVANCED TASER is saving lives, reducing liability and creating safer jobs in over 2,766 law enforcement agencies worldwide. Call 1-800-978-2737 or visit our web-site at www.TASER.com to learn more about the new standard in less-lethal weapons.

Note to Investors

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding TASER International. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.

TASER International assumes no obligation to update the information contained in this press release. TASER International’s future results may be impacted by risks associated with rapid technological change, new product introductions, new technological developments and implementations, execution issues associated with new technology, ramping manufacturing production and processes, potential fluctuations in quarterly operating results, competition, financial and budgetary constraints of prospects and customers, dependence upon sole and limited source suppliers, fluctuations in component pricing, government regulations, dependence upon key employees, and its ability to retain employees. TASER International’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form 10-QSBs and its Annual Report on Form 10-KSB.

For further information, please contact Phillips Smith, Chairman of TASER International, Inc., at 1-800-978-2737, extension 2005.

TASER International Inc.
Statements of Income
(Unaudited)

	Three Months Ended
	September 30,

	2003	2002

Sales
Product sales	$5,921,066	$1,862,295
Grant proceeds from the Office of Naval Research	168,344	60,459

Net sales	$6,089,410	$1,922,754
Cost of products sold:
Direct manufacturing expense	1,913,800	664,500
Indirect manufacturing expense	531,884	233,574
Grant expenditures	145,764	36,322

Total cost of products sold	2,591,448	934,396

Gross margin	3,497,962	988,358
Sales, general and administrative	1,620,926	1,087,261
Research and development	113,771	20,951

Income (loss) from operations	1,763,265	(119,854)
Interest income	8,004	13,721
Interest expense	1,464	10,730
Other income (expense)	(785)	(2,615)

Income (loss) before income taxes	1,769,020	(119,478)
Income tax	693,229	(50,582)

Net Income (loss)	$1,075,791	$(68,896)

Income (loss) per share:
Basic	$0.36	$(0.02)
Diluted	$0.25	$(0.02)
Weighted average number of common and common equivalent shares outstanding:
Basic	3,001,292	2,806,097
Diluted	4,219,691	2,806,097

TASER International Inc.
Statements of Income
(Unaudited)

	Nine Months Ended
	September 30,

	2003	2002

Sales:
Products sales	$13,496,450	$6,918,752
Grant proceeds from the Office of Naval Research	178,610	106,717

Net Sales	13,675,060	7,025,469
Cost of products sold:
Direct manufacturing expense	4,227,472	2,340,762
Indirect manufacturing expense	1,525,541	779,619
Grant expenditures	157,478	60,239

Total cost of products sold	5,910,491	3,180,620

Gross margin	7,764,569	3,844,849
Sales, general and administrative	4,625,696	3,543,807
Research and development	394,772	70,971

Income from operations	2,744,101	230,071
Interest income	23,837	46,374
Interest expense	6,417	35,255
Other income (expense)	(6,289)	(3,148)

Income before income taxes	2,755,232	238,042
Income tax	1,103,363	96,636

Net Income	$1,651,869	$141,406
Income per share:
Basic	$0.58	$0.05
Diluted	$0.40	$0.04
Weighted average number of common and common equivalent shares outstanding:
Basic	2,863,309	2,792,835
Diluted	4,081,708	3,464,236

TASER International Inc.
Balance Sheets

	(Unaudited)
	September 30, 2003	December 31, 2002

Current assets:
Cash and cash equivalents	$7,388,667	$3,576,937
Accounts receivable, net	2,575,598	888,142
Inventory, net	2,255,309	2,334,809
Prepaids and other assets	201,052	113,749
Deferred income tax asset	203,823	227,631

Total current assets	12,624,449	7,141,268
Property and equipment, net	892,271	661,374
Intangible assets, net	1,095,876	101,571

Total assets	$14,612,596	$7,904,213
Liabilities and stockholders’ equity:
Current portion of capital lease obligations	20,761	37,418
Bank revolving line of credit	—	385,000
Note payable	500,000	—
Accounts payable and accrued liabilities	2,625,358	1,367,159
Customer deposits	41,313	14,728

Total current liabilities	3,187,432	1,804,305
Capital lease obligations, net of current portion	6,118	15,486
Deferred income tax liability	44,817	69,821

Total liabilities	3,238,367	1,889,612
Stockholders’ equity:
Common stock	32	28
Additional paid in capital	8,998,396	5,290,641
Retained earnings	2,375,801	723,932

Total stockholders’ equity	11,374,229	6,014,601

Total liabilities and stockholders’ equity	$14,612,596	$7,904,213

TASER International Inc.
Selected Cash Flows Information

	(Unaudited)
	September 30, 2003	September 30, 2002

Net Income	$1,651,869	$141,406
Depreciation & Amortization	280,145	181,019
Net cash provided by (used in) operating activities	2,074,590	(624,979)
Net cash used in investing activities	(1,505,348)	(142,689)
Net cash provided by (used in) financing activities	3,242,488	(1,206,834)
Ending Cash Balance	$7,388,667	$3,661,598

TASER International Inc.
Key Operating Ratios

Description	September 30, 2002	December 31, 2002	March 31, 2003	June 30, 2003	September 30, 2003

Working Capital	$5.4 Million	$5.4 Million	$5.5 Million	$4.8 Million	$9.4 Million
Current Ratio	5.76	3.96	4.97	3.03	3.96
Profit Margin (Loss)	(3.58%)	2.4%	6.7%	8.29%	17.7%
Sales	$1.9 Million	$2.8 Million	$3.4 Million	$4.2 Million	$6.1 Million
Quarterly Sales per Employee	$27,900	$38,600	$44,200	$52,300	$55,900
Number of Employees	69	73	77	80	109

For further information contact Phil Smith, Chairman at Phil@TASER.com or call 800-978-2737 ext. 2005. Visit the company’s web-site at www.TASER.com for facts and video.